Sazi Foods, LLC

Sazi Foods is a hemp-based, digitally marketed food company — a purposeful brand that will increase awareness of the hemp plant — a regenerative, nutritionally-sound powerhouse of sustainability, taste and carbon sequestration.


Sazi

Invest Now

$99 minimum investment

DEADLINE
May 11, 2022
in a month

UNIT PRICE
$1

TOTAL RAISED
$650

VALUATION
$1,925,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Introduction

Sazi Foods develops and markets hemp seed-based products to consumers who care about what they eat, care about the environment and would appreciate a brand that takes its responsibility seriously. Sazi aims to use its products and voice to increase awareness of hemp — the world's window to climate solutions.


Sazi
Vanilla Bean Chocolate Chip Cookies
Sazi
Basil Pesto Crunch
Sazi
Pink Salt Black Pepper Crunch
Sazi
Sweet Cinnamon Cookies
Sazi
Cherries & Cocoa Hemp Seed Bites
made good with hemp
net wt 0.5 oz
Sazi
Lemon Sunflower Cookies
made good with hemp
net wt 0.5 oz
Sazi
Memphis BBQ Crunch
made good with hemp
net wt 0.5 oz

Problem

- **A lack of awareness about the hemp plant** — that it's not only CBD and THC, but a **protein and fiber-rich ingredient**
- Plant-based food can be perceived as medicine and doesn't appeal to a broad audience
- These perceptions have to be altered to make a real impact related to climate change — being poised to tap a mainstream audience for expansion so hemp seed-based products can become a reality

The impact of the 2018 Farm Bill has focused primarily on CBD, and there is only emerging conversation about hemp in food.

Source: DataMintelligence




HEMP is not what you think!



Solution

Sazi Foods is a gamechanger. It brings something new to the plant-based food category — a broad line of delicious, protein-rich, fiber-filled foods made with hemp seeds.



We are dispelling the myth of the hemp plant (this is not "CBD edibles"). We are widening the opportunities for vegans, vegetarians and beef eaters to eat healthier. We plan to make healthier foods more accessible — from snacks to beverages to savory center-of-the-plate items.

Sazi's game changing strategy is to create food that will appeal to a mass market — to consumers who have shied away from plant-based foods. The company believes it can do this through products and media. Sazi's website illustrates the graphic dynamism of the brand and offers a view of the all-consuming approach, through several verticals.

Because these products are developed by an award-winning product developer whose palette has been trained by world-famous chefs, and someone who has had years of experience commercializing "real food" that tastes good, we believe Sazi is able to deliver. Sazi plans to start with early adopters, and utilize a proprietary digital platform designed by its seasoned team, to target growth exponentially.

The team has experience. The founders of Sazi Foods are tied into the food industry's supply network, logistics and **unique marketing capability.**

Business Model

Our plan is to start with an e-commerce model and food truck-only business; waiting for grocery retail until strong brand awareness is generated. Given the pandemic, we believe it's the most practical and consumer-friendly approach to accelerating sales.





Direct To Consumer & MVP Initiative: During the first 24 months of the MVP (Minimum Viable Product) initiative, Sazi's goal is to amplify the conversation about the powerhouse of hemp. Sazi envisions attracting consumers by publishing actual stories based on its mission and sincere values (e.g. Patagonia), in addition to product-focused selling. The content is related to the verticals of:

- Environment
- Health
- Ingredients
- Taste





Using AI to understand the audience and apply what is learned to customer acquisition and retention, the company is expected to grow with reliable information.

Education & KPIs: The important indicators are cost per transaction, order value per transaction (the relationship between the two), the conversion rate, re-order rate and estimated lifetime value of consumers. Then, it's how these factors are used to build a subscription business, which solidifies growth. Upon a successful MVP roll out, broad customer base and awareness, Sazi plans to add retail marketing to its growth strategy.

Market

Hemp As Nourishment

30% protein | 30% fiber | 30% fat

Hemp seeds are a nutritious source of plant-based healthy fats, protein and various minerals.

- They contain over 30% fat — in two essential fatty acids, linoleic acid (omega-6) and alpha-linolenic acid (omega-3).
- They are a great source of protein, with more than 25% of their total calories from high-quality protein.
- Whole hemp seeds are a good source of both soluble and insoluble fiber, containing 20% and 80%, respectively.
- Hemp seeds are rich in phosphorus, potassium, sodium, magnesium, sulfur, calcium, iron, zinc and Vitamin E.

Source: Healthline

Health As Environmental Repair

Hemp grows prolifically with little water and no pesticides. It takes up relatively little space, produces more pulp per acre than trees, and is biodegradable. Hemp crops give back by returning nutrients to the soil and sequestering carbon dioxide.

Success to Date

The success we've had to date is discovering the market need, creating a brand, formulating and commercializing recipes with a small but mighty team as an engine for innovation and growth.

To date, we have achieved the following:

- Conducted research on "the consumer perception of hemp"
- Conceived, named and developed the Sazi Foods brand
- Designed logo, packaging strategy and style
- Developed 9 products; next step: plant trials
- Sourced hemp packaging companies (film and boxes made from hemp)
- Confirmed team: CEO, F-CMO, Art Direction & Copywriting, E-commerce Sales Agency, PR firm, Contract Manufacturers for chocolate, cookies and chips
- Created website
- Memberships to networking associations (e.g. Global Hemp Association; Hemp Open Space)
- Attracted press; published interview with Lisa Newmann

Press Mentions

"Positioning Hemp as a Food Powerhouse" on *HempToday*

Team



Lisa Newmann

Founder

CEO

Lisa Newmann has spent her career building, merging and running food companies. They have ranged in size from start-ups to corporate turnarounds and have yielded networks of national account relationships, brand recognition and products of note. Lisa's business pursuits since 2000 have highlighted the impact of climate change on our food supply by developing lines of healthy snack brands and helping to communicate the importance of environmentally-conscious sourcing and responsible product development. In 2012, Lisa was invited to speak at the Food Innovation Summit on "Propelling Change in the Food Industry," with leaders from General Mills, Tyson Foods and Coca-Cola.

LinkedIn



Joe Perello

Founder

F-CMO

Joe is the founder of Props, a first-of-its-kind content marketing platform serving DTC brands. He was the founder of an NYC-based digital ad agency, the first Chief Marketing Officer of the City of New York, appointed by Mayor Mike Bloomberg, a collaborator with internet pioneer David Bowie; VP of Business Development for the New York Yankees, and started his career as a direct marketer with credit card innovator MBNA. Joe is the F-CMO at Sazi Foods.

LinkedIn



Barbara Newman

Founder

Brand Strategist

Barbara is a Brand Strategist and Creative Director. During her tenure as SVP Global Creative Director for Grey Group in New York, Barbara designed and led the branding and advertising for iconic global brands (Procter & Gamble, Unilever, Revlon and several wellness brands). Her award-winning campaigns left an indelible mark on brand culture. She brings that same focus and excellence to Sazi Foods.

LinkedIn



Amanda Griffin

Graphic Design & Art Direction

Amanda is an accomplished designer whose creativity is grounded with practicality. In three short months, together with the founding Sazi team, Amanda developed a design strategy, packaging system and brand guideline for Sazi Foods.

LinkedIn

Use of Proceeds

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Inventory / Production	$70,000	28.0%
Marketing / Customer Acquisition	$130,750	52.3%
General & Administrative	$37,000	14.8%
Intermediary fees	$12,250	4.9%

Terms

This is an offering of Class B Units, under registration exemption 4(a)(6), in Sazi Foods, LLC. This offering must raise at least $10,000 by May 11, 2022 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. Sazi Foods, LLC may issue additional securities to raise up to $250,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,175,000 units
× $1 per unit

$2,175,000 implied valuation

Financials

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

› Form C on March 9, 2022

Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

More Info

- Website
- LinkedIn

Updates

Mar 9, 2022	•	Primary offering of 250,000 units at $1
Mar 9, 2022	•	Filed Form C

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